Nevada Gold Completes Sale of Colorado Grande Casino

HOUSTON, May 29, 2012 (GLOBE NEWSWIRE) — Nevada Gold & Casinos, Inc. (NYSE Amex:UWN) (the “Company”) today announced the completion of the sale of the Colorado Grande Casino in Cripple Creek, Colorado to G Investments, LLC (“Buyer”). Under the terms of the sale agreement, the Buyer has agreed to pay the Company $3.125 million of which $800,000 has been paid in cash and the balance will be paid in the form of a promissory note with interest and significant principal amortization over a five-year period. The proceeds will be used to pay down the Company's debt.

“On behalf of Nevada Gold, I would like thank all of our Colorado team members for their loyalty and hard work over the years and would also like to wish the buyer well with the property. Since the buyer is an affiliate of a neighboring property, they will be able to create synergies and efficiencies, not available to Nevada Gold,” said Robert Sturges, CEO of Nevada Gold. “As we increase the scale of gaming properties in our portfolio, it no longer made sense for us to operate a small, single property in the challenging Cripple Creek market.”

About Nevada Gold

Nevada Gold & Casinos, Inc. (NYSE Amex:UWN) of Houston, Texas is a developer, owner and operator of 11 gaming operations in Washington and a slot route operation in Deadwood, South Dakota. The following properties are wholly-owned and operated by Nevada Gold: Crazy Moose Casinos in Pasco and Mountlake Terrace, Washington, Coyote Bob's Roadhouse Casino in Kennewick, Washington, the Silver Dollar Casinos in SeaTac, Bothell and Renton, Washington, the Club Hollywood Casino located in Shoreline, Washington, the Royal Casino located in Everett, Washington, the Red Dragon Casino in Mountlake Terrace, Washington, the Golden Nugget Casino located in Tukwila, Washington and the AG Trucano slot route operation in Deadwood, South Dakota. The Company has an interest in Buena Vista Development Company, LLC which is working with the Buena Vista Rancheria of Me-Wuk Indians on a Native American casino project to be developed in the city of Ione, California. For more information, visit www.nevadagold.com The Nevada Gold & Casinos, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1552

CONTACT:

Nevada Gold & Casinos, Inc.
Robert B. Sturges, CEO or Jim Kohn, CFO
(713) 621-2245

ICR
Don Duffy
(203) 682-8200